Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common shares, par value US$0.00001 per share, of Huize Holding Limited, a Cayman Islands company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of February 11, 2021.

Crov Global Holding Limited

By:	/s/ Jun Gu
Name:	Jun Gu
Title:	Director

Made-in-China.com LIMITED

By:	/s/ Liangfa Huang
Name:	Liangfa Huang
Title:	Director

Focus Technology Co., Ltd.

By:	/s/ Jinhua Shen
Name:	Jinhua Shen
Title:	Director

Jinhua Shen

/s/ Jinhua Shen
Name:	Jinhua Shen